SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                          Terra Nostra Resources Corp.
                          ----------------------------
                                (Name of Issuer)

                         Common Shares, $.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                   88101C 10 6
                                 --------------
                                 (CUSIP Number)

                                 August 29, 2007
             -------------------------------------------------------
             (Date of event which requires filing of this statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

----------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Management, LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Special Opportunities Master Holdings Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Holding I, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Management, Inc.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Advisors, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Advisors, LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dwight Anderson
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John Duryea
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,142,857 Common Shares
  OWNED BY           (Includes Warrants to purchase 2,285,714 Common
    EACH             Shares and 2,857,143 shares underlying a Senior
  REPORTING          Secured Convertible Promissory Note)
   PERSON      -----------------------------------------------------------------
    WITH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     5,142,857 Common Shares
                     (Includes Warrants to purchase 2,285,714 Common
                     Shares and 2,857,143 shares underlying a Senior
                     Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,142,857 Common Shares
      (Includes Warrants to purchase 2,285,714 Common
      Shares and 2,857,143 shares underlying a Senior
      Secured Convertible Promissory Note)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.291%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 88101C 10 6
                                       13G

Item 1(a). Name of Issuer:

      The name of the issuer is Terra Nostra Resources Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

      The Company's principal executive offices are located at 790 E. Colorado Blvd., 9th Floor, Pasadena, CA 91101

Item 2(a). Name of Person Filing:

      This statement is filed by:

            (i) Ospraie Special Opportunities Master Holdings Ltd. ("Master Holdings"), a Cayman Islands exempted company, with respect to the Common Shares held by it.

            (ii) Ospraie Management, LLC, a Delaware limited liability company ("Investment Manager"), which serves as managing member of Advisors LLC (as defined below), with respect to the Common Shares directly owned by Master Holdings;

            (iii) Ospraie Holding I, L.P., a Delaware limited partnership
                  ("Ospraie Holding"), which serves as the managing member of Investment Manager, with respect to the Common Shares directly owned by Master Holdings;

            (iv) Ospraie Management, Inc., a Delaware corporation ("Ospraie Management"), which serves as the general partner of Ospraie Holdings, with respect to the Common Shares directly owned by Master Holdings;

            (v) Ospraie Advisors, L.P., a Delaware limited partnership ("Advisors LP"), which serves as the investment manager to Master Holdings with respect to the Common Shares directly owned by Master Holdings;

            (vi) Ospraie Advisors, LLC, a Delaware limited liability company ("Advisors LLC"), which serves as the general partner of Advisors LP, with respect to the Common Shares directly owned by Master Holdings;

            (vii) Dwight Anderson ("Mr. Anderson"), the president and sole shareholder of Ospraie Management, and a portfolio manager of Advisors LP with respect to the Common Shares held by Master Holdings; and

            (viii) John Duryea ("Mr. Duryea"), a portfolio manager of Advisors
                  LP, with respect to the Common Shares held by Master Holdings.

CUSIP No. 88101C 10 6
                                       13G

            The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b). Address of Principal Business Office or, if None, Residence:

      The address of the business office of each of the Reporting Persons is 320 Park Avenue, 27th Floor, New York, New York 10022, U.S.A.

Item 2(c). Citizenship:

      Master Holdings is a Cayman Islands exempted company. Investment Manager is a limited liability company organized under the laws of the State of Delaware. Ospraie Holding is a limited partnership organized under the laws of the State of Delaware. Ospraie Management is a corporation organized under the laws of the State of Delaware. Advisors LP is a limited partnership organized under the laws of the State of Delaware. Advisors LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Anderson is a United States citizen. Mr. Duryea is a United States citizen.

Item 2(d). Title of Class of Securities:

      Common Shares.

Item 2(e). CUSIP Number:

      88101C 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) |_|  Broker or dealer registered under Section 15 of the Act,

          (b) |_|  Bank as defined in Section 3(a)(6) of the Act,

          (c) |_|  Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) |_|  Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 88101C 10 6
                                       13G

      If this statement is filed pursuant to Rule 13d-1(c), check the box. |X|

Item 4. Ownership.

A. Ospraie Special Opportunities Master Holdings, Ltd.

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes. The filing of this statement shall not be deemed an admission that Master Holdings beneficially owns any Common Shares as determined under Section 13(d) of the Securities Exchange Act of 1934 or the regulations promulgated thereunder.
            (b) Percent of Class: 8.291%.
            (c) Number of shares as to which such person has:
            (i) sole power to vote or direct the vote: 0
            (ii) shared power to vote or direct the vote: 5,142,857
            (iii) sole power to dispose or direct the disposition: 0
            (iv) shared power to dispose or direct the disposition: 5,142,857

B. Ospraie Management, LLC

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857 .
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

C. Ospraie Holding I, L.P.

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

CUSIP No. 88101C 10 6
                                       13G

D. Ospraie Management, Inc.

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

E. Ospraie Advisors, L.P.

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

F. Ospraie Advisors, LLC

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

G. Dwight Anderson

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

H. John Duryea

            (a) Amount beneficially owned: 5,142,857 Common Shares comprised of
                2,285,714 Warrants and 2,857,143 shares underlying convertible notes.
            (b) Percent of class: 8.291%
            (c) Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 5,142,857 Common
                 Shares.
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 5,142,857

CUSIP No. 88101C 10 6

                                       13G

Item 5. Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Investment Manager is the managing member of Advisors LLC and in that capacity directs its operations. Ospraie Holding is the managing member of the Investment Manager and in that capacity directs its operations. Ospraie Management is the general partner of Ospraie Holding and in that capacity directs its operations. Advisors LP, in its capacity as the investment manager to Master Holdings, has the power to direct the investment activities of Master Holdings, including decisions with respect to the disposition of the proceeds from the sale of Common Shares. Advisors LLC is the general partner of Advisors LP and in that capacity directs its operations. Mr. Anderson is the president and sole shareholder of Ospraie Management and in that capacity, directs its operations. Mr. Duryea is a portfolio manager of Advisors LP and in that capacity has the power to direct the investment activities of Master Holdings. The shareholders of Master Holdings have the right to receive dividends from, or proceeds from the sale of, Common Shares held by Master Holdings, in accordance with their ownership interests in Master Holdings, respectively.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      See Item 2. The Reporting Persons disclaim the existence of a group with one another.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

      Each of the Reporting Persons hereby makes the following certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: October 22, 2007

                              OSPRAIE MANAGEMENT, LLC
                              By:  Ospraie Holding I, L.P.,
                                   its Managing Member

                              By:  Ospraie Management, Inc.,
                                   its General Partner

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer
                                   Authorized Signatory


                              OSPRAIE HOLDING I, L.P.

                              By:  Ospraie Management, Inc.,
                                   its General Partner

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer
                                   Authorized Signatory


                              OSPRAIE MANAGEMENT, INC.,

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer
                                   Authorized Signatory


                              OSPRAIE ADVISORS, L.P.

                              By: Ospraie Advisors, LLC,
                                   its General Partner

                              By:  Ospraie Management, LLC,
                                   its Managing Member

                              By:  Ospraie Holding I, L.P.,
                                   its Managing Member

                              By:  Ospraie Management, Inc.,
                                   its General Partner

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer
                                   Authorized Signatory


                              OSPRAIE ADVISORS, LLC

                              By:  Ospraie Management, LLC,
                                   its Managing Member

                              By:  Ospraie Holding I, L.P.,
                                   its Managing Member

                              By:  Ospraie Management, Inc.,
                                   its General Partner

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer
                                   Authorized Signatory


                              OSPRAIE SPECIAL OPPORTUNITIES MASTER HOLDINGS LTD.

                              By:  Ospraie Advisors L.P.,
                                   its Investment Manager

                              By:  Ospraie Advisors, LLC,
                                   its General Partner

                              By:  Ospraie Management, LLC,
                                   its Managing Member

                              By:  Ospraie Holding I, L.P.,
                                   its Managing Member

                              By:  Ospraie Management, Inc.,
                                   its General Partner

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer
                                   Authorized Signatory


                              DWIGHT ANDERSON

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer, Attorney-in-fact


                              JOHN DURYEA

                              By:  /s/ Michael Fischer
                                   --------------------------
                                   Michael Fischer, Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit 99.1 - Joint Filing Agreement

Exhibit 99.2 - Power of Attorney, dated December 13, 2006, granted by
               Dwight Anderson in favor of Kirk Rule, Eric Vincent and Michael Fischer (incorporated by reference to Exhibit 99.1 of the Schedule 13G filed by the reporting persons (other than Portfolio and Master Holdings) on December 29, 2006 with respect to Nova Biosource Fuels, Inc.).

Exhibit 99.2 - Power of Attorney, dated December 13, 2006, granted by
               John Duryea in favor of Kirk Rule, Eric Vincent and Michael Fischer (incorporated by reference to Exhibit 99.2 of the Schedule 13G filed by the reporting persons (other than Portfolio and Master Holdings) on December 29, 2006 with respect to Nova Biosource Fuels, Inc.).